EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS Auvitek International Ltd. Years Ended December 31, 2008 and 2007 With Report of Independent Auditors

Auvitek International Ltd.

Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Report of Independent Auditors

The Board of Directors and Shareholders

Auvitek International Ltd.

We have audited the accompanying consolidated balance sheets of Auvitek International Ltd. as of December 31, 2008 and 2007, and the related consolidated statements of operations, convertible preference shares and shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auvitek International Ltd. at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters also are described in Note 1. The December 31, 2008, financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Jose, California

June 12, 2009

Auvitek International Ltd.

Consolidated Balance Sheets

	December 31
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$1,168,143	$1,895,018
Accounts receivable	27,925	352,631
Inventories	280,097	783,287
Prepaid expenses	194,677	129,904
Other current assets	95,636	53,207
Current deferred tax assets, net	42,450	55,051

Total current assets	1,808,928	3,269,098

Property and equipment, net	503,626	656,527
Other long-term assets	17,661	105,417

Total assets	$2,330,215	$4,031,042

	December 31
	2008	2007
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$126,114	$662,361
Accrued payroll and related benefits	174,897	245,195
Accrued professional fees	265,839	147,270
Other accrued liabilities	98,136	150,322
Interest payable	348,604	54,444
Income tax payable	587,929	483,965
Series C convertible promissory notes payable, net of discount	5,850,435	2,079,923
Deferred margin on shipments to distributors	54,573	401,302

Total current liabilities	7,506,527	4,224,782

Deferred tax liabilities	19,890	17,170
Other long-term liabilities	13,618	15,739

Commitments and contingencies (Note 7)

Shareholders’ deficit:
Convertible preference shares, $0.0001 par value:
Series A: 5,109,375 shares authorized and designated; 5,000,000 shares issued and outstanding at December 31, 2008 and 2007 (aggregate liquidation preference of $8,000,000 at December 31, 2008 and 2007)	500	500
Series B: 4,500,000 shares authorized and designated; 4,099,081 shares issued and outstanding at December 31, 2008 and 2007 (aggregate liquidation preference of $13,526,967 at December 31, 2008 and 2007)	410	410
Series C: 4,500,000 shares and 2,025,000 shares authorized and designated at December 31, 2008 and 2007, respectively; 0 shares issued and outstanding at December 31, 2008 and 2007	—	—
Ordinary shares: $0.0001 par value; 22,000,000 shares authorized, 3,659,300 and 3,652,467 issued and outstanding at December 31, 2008 and 2007, respectively	362	357
Additional paid-in capital	16,907,184	15,097,414
Accumulated deficit	(22,118,276)	(15,325,330)

Total shareholders’ deficit	(5,209,820)	(226,649)

Total liabilities and shareholders’ deficit	$2,330,215	$4,031,042

See accompanying notes.

Auvitek International Ltd.

Consolidated Statements of Operations

	Years Ended December 31
	2008	2007
Net sales	$4,072,706	$2,219,824
Cost of sales	2,537,421	1,289,469

Gross profit	1,535,285	930,355

Operating expenses:
Research and development	3,090,384	2,866,746
Sales, general, and administrative	3,198,533	3,073,465

Total operating expenses	6,288,917	5,940,211

Operating loss	(4,753,632)	(5,009,856)

Interest income	15,369	89,558
Interest expense and other expense	(1,921,435)	(1,003,577)
Foreign currency translation loss	(13,963)	(12,653)

Loss before taxes	(6,673,661)	(5,936,528)
Income tax provision	(119,285)	(156,493)

Net loss	$(6,792,946)	$(6,093,021)

See accompanying notes.

Auvitek International Ltd.

Consolidated Statements of Convertible Preference Shares and Shareholders’ Deficit

	Convertible Preference Shares		Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	9,099,081	$910	3,623,343	$350	$13,672,567	$(9,232,309)	$4,441,518
Issuance of ordinary shares pursuant to option exercises, net of repurchase			29,124	7	8,060		8,067
Employee share-based compensation, net					51,202		51,202
Non-employee share-based compensation, net					697		697
Issuance of warrants and effect of beneficial conversion feature on notes payable					1,364,888		1,364,888
Net loss and comprehensive loss						(6,093,021)	(6,093,021)

Balance at December 31, 2007	9,099,081	910	3,652,467	357	15,097,414	(15,325,330)	(226,649)
Issuance of ordinary shares pursuant to option exercises, net of repurchase			6,833	5	3,174		3,179
Employee share-based compensation, net					87,906		87,906
Issuance of warrants and effect of beneficial conversion feature on notes payable					1,718,690		1,718,690
Net loss and comprehensive loss						(6,792,946)	(6,792,946)

Balance at December 31, 2008	9,099,081	$910	3,659,300	$362	$16,907,184	$(22,118,276)	$(5,209,820)

See accompanying notes.

Auvitek International Ltd.

Consolidated Statements of Cash Flows

	Years Ended December 31
	2008	2007
Operating activities
Net loss	$(6,792,946)	$(6,093,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	224,627	171,633
Share-based compensation expense	87,906	51,899
Noncash interest expense related to warrants and beneficial conversion feature of debt	1,629,202	944,811
Loss on disposal of fixed assets	384	8,809
Changes in assets and liabilities:
Accounts receivable	324,706	(352,631)
Inventories	503,190	(692,203)
Prepaid expenses and other current assets	(77,202)	(89,839)
Deferred taxes, net	15,321	(21,496)
Other long-term assets	47,756	(12,939)
Accounts payable	(536,247)	374,872
Accrued expenses	(3,915)	254,791
Interest payable	294,160	54,444
Income tax payable	103,964	177,989
Deferred margin on shipments to distributors	(346,729)	401,302
Other long-term liabilities	(2,121)	15,740

Net cash used in operating activities	(4,527,944)	(4,805,839)

Investing activities
Purchase of property and equipment	(72,110)	(391,935)
Change in restricted cash	10,000	10,000

Net cash used in investing activities	(62,110)	(381,935)

Financing activities
Proceeds from issuance of convertible notes, net of issuance costs	3,860,000	2,500,000
Proceeds from exercise of common stock options, net of repurchases	3,179	8,067

Net cash provided by financing activities	3,863,179	2,508,067

Net decrease in cash and cash equivalents	(726,875)	(2,679,707)
Cash and cash equivalents at beginning of year	1,895,018	4,574,725

Cash and cash equivalents at end of year	$1,168,143	$1,895,018

See accompanying notes.

Auvitek International Ltd.

Notes to Consolidated Financial Statements

December 31, 2008

1. Organization and Summary of Significant Accounting Policies

Organization

Auvitek International Ltd. (the Company or Auvitek) was incorporated in the Cayman Islands on March 19, 2004, as a privately owned, fabless semiconductor company focused on delivering best-in class DTV signal demodulation and channel decoding products and technology to customers worldwide. The Company has wholly owned subsidiaries in the United States, China and Hong Kong that conduct research and development activities and support sales and marketing of the Company’s products.

Basis of Presentation

The consolidated financial statements include the results of operations of the Company and its wholly owned subsidiaries. Unless otherwise specified, references to the Company are references to the Company and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated.

Since its inception in March 2004, the Company has incurred losses and negative cash flows from operations, and it had an Accumulated Deficit of approximately $22,118,000 and Total Shareholders’ Deficit of approximately $5,210,000 at December 31, 2008. The Company has funded its operations primarily with the net proceeds from private placements of convertible preference shares, convertible notes payable and proceeds from the sale of its products.

The accompanying financial statements have been prepared assuming that Auvitek will continue as a going concern; however, based on the Company’s currently available cash and cash equivalents, including an additional $2,500,000 funding commitment from various shareholders pursuant to a Series C loan and security agreement executed in February 2009 (see Note 14), substantial doubt exists about the Company’s ability to continue as a going concern through December 31, 2009. Management believes it has several options to sustain the Company’s operations including seeking additional funding from its current or new investors, reduction of one or more planned development programs or a reduction in workforce; however, there is no assurance that any of these options or combination thereof will be successful or that the Company will be able to continue as a going concern. The December 31, 2008, financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or preference shares that may result from the outcome of this uncertainty.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that materially affect the amounts reported in the consolidated financial statements and accompanying notes. Such management estimates include, but are not limited to, provision for inventory write-downs, allowance for doubtful accounts receivable, analysis of impairment of long-lived assets, provision for warranty claims, valuation of convertible preference shares, ordinary shares and ordinary share options, and valuation of deferred tax assets. The Company regularly assesses these estimates, and while actual results may differ, management believes that the estimates are reasonable.

Cash and Cash Equivalents

The Company considers all highly liquid securities with maturities of three months or less from the date of purchase to be cash equivalents. The Company’s cash and cash equivalents consist of bank deposit accounts and U.S. Treasury securities. The fair value of these funds approximates cost at December 31, 2008 and 2007.

Restricted Cash

As of December 31, 2008 and 2007, the Company had restricted cash of $30,000 and $40,000, respectively, which consists of U.S. Treasury Securities held as collateral for an irrevocable standby letter of credit under the terms of real estate lease agreements for one of its leased facilities. The initial amount of the letter of credit was $50,000, which was automatically decreased to $40,000 in 2007 and $30,000 in 2008 in accordance with the lease agreement. The securities are classified as restricted cash and have been included on the Company’s consolidated balance sheets as of December 31, 2008 and 2007, as other current assets and other long-term assets, respectively, given the letter of credit expires on May 31, 2009.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Accounts Receivable

The carrying value of the Company’s receivables represents estimated net realizable values. The Company estimates any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectibility of those balances and the allowance is recorded accordingly. Past-due receivable balances are written-off when the Company’s internal collection efforts have been unsuccessful in collecting the amount due. There was no allowance for doubtful accounts at December 31, 2008 and 2007.

Fair Value of Financial Instruments

The Company has evaluated the estimated fair value of its financial instruments as of December 31, 2008 and 2007. The amounts reported for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term maturities. The gross amount of convertible promissory notes payable (before discounts relating to beneficial conversion features) approximates fair value given their short-term maturities at the balance sheet dates.

Certain Significant Risks and Uncertainties

Auvitek operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company’s control and could have a material adverse effect on the Company’s business, operating results, and financial condition. These risks include, but are not limited to, variability and uncertainty of revenues and operating results; the emerging nature of Auvitek’s market; its reliance on third parties to manufacture, assemble and distribute its products; customer concentration; technological changes and new product development risks; competition; intellectual property and related risks; management of growth and dependence on key personnel.

Recent global economic conditions have adversely impacted customer demand in the semiconductor industry and the Company’s commercial relationships with its customers, suppliers, and creditors. The degree of the impact of the current credit and economic environment on the Company’s business will depend on a number of factors, including generally the duration and severity of the recession facing the U.S. economy and the global economy, and specifically the semiconductor industry. This impact may cause potential material adverse changes to the Company’s results of operations and financial position.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Cash and cash equivalents are generally held in U.S. Treasury securities or are deposited with international financial institutions with high credit standings. The Company has not experienced any losses on its cash and cash equivalents.

Auvitek’s sales are concentrated in a relatively few number of customers and, as a result, the Company maintains individually significant receivable balances with these parties (see Note 2). If the financial condition or operations of these customers deteriorate substantially, the Company’s operating results could be adversely affected. The Company performs periodic evaluations of its customers’ financial condition, but generally does not require collateral for sales on credit. The Company maintains reserves for estimated potential credit losses. The Company’s historical credit losses have been within management’s expectations.

Inventories

Inventories are stated at the lower-of-cost-or-market based on actual costs. Overhead costs are fully absorbed as product costs. The Company writes off inventory that is considered to be excess or obsolete, based on backlog and forecasted demand. The Company’s excess and obsolescence reserve policy is to reserve for inventory in excess of forecasted demand based on potential obsolescence of technology and product life cycles. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic business direction and require estimates that may include elements that are uncertain. In addition, customer orders are subject to revisions, cancellations, and rescheduling. Actual demand may differ from forecasted demand and such difference may have a material effect on the Company’s gross margins.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their useful lives. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Generally, the useful lives for property and equipment are three years.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Maintenance, repairs and minor renewals are expensed as incurred. Expenditures that substantially increase an asset’s useful life are capitalized. When assets are sold or otherwise disposed of, the cost and associated accumulated depreciation and amortization are removed from the asset and accumulated depreciation and amortization accounts, and any gain or loss on such sale or disposal is recorded in the statement of operations.

Assessment of Long-Lived Assets

Long-lived assets, such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment or Disposal of Long-Lived Assets. When it is determined that the carrying value of long-lived assets may not be recoverable, the Company tests for recoverability based on an estimate of future undiscounted cash flows as compared to the long-lived assets’ carrying value. If the initial test for recovery fails, measurement of impairment is based on the Company’s projected discounted cash flow, which requires the Company to make significant estimates and assumptions regarding future revenue and expenses, projected capital expenditures, changes in the Company’s working capital and the relevant discount rate. Should actual results differ significantly from current estimates, impairment charges may result.

Revenue Recognition

The Company’s revenue is generated by sales of semiconductor products. The Company’s sales occur through the efforts of a direct sales force and through distributors. The Company recognizes revenue upon meeting four basic criteria: there is evidence that an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collectibility is reasonably assured. For direct customers, the criteria are usually met at the time of product shipment. In addition, the Company records reductions to revenue for estimated allowances such as sales returns.

The Company defers the recognition of revenue and the related cost of sales on shipments to distributors that have rights of return and price protection privileges on unsold products until the distributors provide evidence that the products are sold by the distributor to its customers. Price protection rights generally grant distributors the right to a credit in the event of decreases in the price of the Company’s products.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Product Warranty

The Company has a standard product warranty that generally covers one year from the date of initial shipment with a maximum liability not to exceed the price paid for the products sold that give rise to the claim. Auvitek continuously monitors returns for product failures and records a warranty reserve on an as-needed basis. As the Company has historically experienced minimum product returns for failure during the warranty period, accordingly, there was no warranty reserve as of December 31, 2008 and 2007.

Shipping and Handling

Costs related to shipping and handling are included in cost of sales for all periods presented. The shipping costs for the years ended December 31, 2008 and 2007, were approximately $29,000 and $60,000, respectively.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar and substantially all of the Company’s revenue and inventory purchase transactions are denominated in U.S. dollars. Assets and liabilities that are non-U.S. based are remeasured using the balance sheet date exchange rate. Revenue, expenses, gains, and losses are remeasured at the average exchange rate in effect during the period. As a result, foreign currency gains and losses are reflected in the consolidated statements of operations.

Indemnifications

The Company from time to time enters into contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to (i) real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises, (ii) agreements with the Company’s officers, directors, and employees, under which the Company may be required to indemnify such persons from liabilities arising out of their employment relationship, and (iii) agreements with customers who use the Company’s intellectual property, under which the Company may indemnify customers for copyright or patent infringement related specifically to use of such intellectual property.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Generally, a maximum obligation under these contracts is not explicitly stated. Because the obligated amounts associated with these types of agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations in the Company’s consolidated balance sheets.

Advertising Costs

There was no advertising cost incurred for the years ended December 31, 2008 and 2007.

Income Taxes

Income taxes are accounted for under Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. SFAS No. 109 provides an asset and liability approach to accounting for income taxes. Deferred income taxes reflect the expected effect on future income taxes of the temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes. Deferred income taxes are provided based upon enacted tax rates applicable to the periods in which taxes become payable or tax benefits are expected to be realized. Deferred income taxes are classified as current or noncurrent, based on the classification of related assets and liabilities giving rise to the temporary differences. The Company determines its income tax contingencies in accordance with Statement of Financial Accounting Standards No. 5 (SFAS No. 5), Accounting for Contingencies. Under this method, the Company records estimated tax liabilities to the extent the contingencies are considered probable and can be reasonably estimated.

Share-Based Compensation

Prior to January 1, 2006, the Company’s share-based employee compensation plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (APBO No. 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. The Company generally did not recognize share-based compensation cost in its statement of operations for periods prior to January 1, 2006, as most options granted had an exercise price equal to the deemed market value of the underlying common shares on the date of grant.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Effective January 1, 2006, the Company adopted the fair value measurement and recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123(R)), using the prospective-transition method. SFAS No. 123(R) requires share-based compensation cost to be measured at grant date, based on the fair value of the award and is recognized as expense over the requisite service period. Under the prospective-transition method, share-based compensation cost recognized includes compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). After the effective date, the fair value of employee options is measured at the grant date using the Black-Scholes valuation model and recognized as expense over the requisite service period on a straight-line basis. Share-based awards granted prior to January 1, 2006, that were unvested as of this adoption date continue to be accounted for using the intrinsic value method prescribed by APBO No. 25.

Share-based payments granted to nonemployees are accounted for in accordance with SFAS No. 123(R) and Emerging Issues Task Force Consensus No. 96-18 (EITF No. 96-18), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and if applicable, are periodically remeasured until they are fully earned.

Research and Development

All research and development costs are expensed as incurred. Research and development costs consist of salaries, employee benefits, laboratory supplies, professional services, software licenses used in the Company’s engineering activities and facility costs.

Interest Income

Interest income included realized interest income of approximately $15,000 and $90,000 on the Company’s cash and cash equivalents balances for the years ended December 31, 2008 and 2007, respectively.

Interest and Other Expense

Interest and other expenses included interest expense of approximately $1,923,000 and $999,000 for the years ended December 31, 2008 and 2007, respectively. The majority of interest expense relates to noncash charges for warrants issued and beneficial conversion features inherent to the convertible promissory notes issued by the Company in 2008 and 2007, refer to Note 8, Convertible Notes Payable and Warrants.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Adoption of Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS No. 157), Fair Value Measurement. SFAS No. 157 provides a framework that clarifies the fair value measurement objective within Generally Accepted Accounting Principles (GAAP) and its application under the various accounting standards where fair value measurement is allowed or required. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.

However, in February 2008, the FASB issued FASB Staff Position (FSP) No. 157-1 (FSP No. 157-1), Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 1, which amends SFAS No. 157 to remove certain leasing transactions from its scope, and FASB Staff Position No. 157-2 (FSP No. 157-2), Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective January 1, 2008, the Company adopted SFAS No. 157, except as it applies to leasing transactions within the scope of FSP No. 157-1 and those nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-2. The partial adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial position and results of operations. The Company does not believe the adoption of SFAS No. 157 as it relates to nonfinancial assets and nonfinancial liabilities will have a material impact on its consolidated financial position and results of operations.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (SFAS No. 159), Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides an option to report selected financial assets and liabilities at fair value. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 attempts to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have an impact on the Company’s consolidated financial position, results of operations and fair value disclosures. The Company has not elected the fair value option permitted by SFAS No. 159 for any of its financial assets or liabilities.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (SFAS No. 141(R)), Business Combinations, which provides revised guidance on the acquisition of businesses. This standard changes the current guidance to require that all acquired assets, liabilities, minority interests and certain contingencies be measured at fair value, and certain other acquisition-related costs be expensed rather than capitalized. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) will apply to acquisitions that are effective after December 31, 2008. Application of the standard to acquisitions that are effective prior to that date is not permitted.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 utilizes a two-step approach for evaluating tax positions. Step one, Recognition, occurs when a company concludes that a tax position is more-likely-than-not to be sustained upon examination. Step two, Measurement, is based on the largest amount of benefit, which is more-likely-than-not to be realized on ultimate settlement. FIN No. 48 also provides guidance on derecognition,

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

classification, interest and penalties, accounting in interim periods, disclosure and transition. In December 2008, the FASB issued FASB Staff Position FIN No. 48-3 (FSP FIN No. 48-3), Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which defers the effective date of FIN No. 48 for certain nonpublic enterprises until fiscal years beginning after December 15, 2008, with the cumulative effect of the change in accounting principle to be recorded as an adjustment to the beginning balance of retained earnings. Pursuant to the deferral allowed by FSP FIN No. 48-3, the Company will adopt FIN No. 48 for its 2009 fiscal year. The Company has not yet completed a full analysis of its uncertain tax positions under FIN No. 48 and it currently cannot determine the impact of adoption on its consolidated financial position and results of operations.

2. Concentrations of Credit Risk

The Company has significant international operations, with approximately 100% of its sales originating in the Asia-Pacific region in 2008 and 2007. The following customers individually accounted for more than 10% of the Company’s sales and gross accounts receivable during the periods presented:

Accounts Receivable	December 31
	2008	2007
Company A	$—	$201,030
Company B	15,930	—
Company C	11,995	—
Company D	—	151,101

Sales	Years Ended December 31
	2008	2007
Company A	$1,663,284	$98,401
Company B	1,561,014	1,836,252
Company D	383,418	133,152

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

3. Cash and Cash Equivalents

The following is a summary of cash and cash equivalents as of December 31, 2008 and 2007:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008
Cash and cash equivalents:
U.S. Treasury securities	$969,121	$—	$—	$969,121
Bank deposits	199,022	—	—	199,022

Total	$1,168,143	$—	$—	$1,168,143

December 31, 2007
Cash and cash equivalents:
U.S. Treasury securities	$1,770,995	$—	$—	$1,770,995
Bank deposits	124,023	—	—	124,023

Total	$1,895,018	$—	$—	$1,895,018

There were no net unrealized holding gains and losses on money market funds at December 31, 2008 and 2007.

4. Fair Value Measurements

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

4. Fair Value Measurements (continued)

Level 2 – Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As of December 31, 2008, all of the Company’s cash and cash equivalents and restricted cash, which are presented in the consolidated balance sheets as cash and cash equivalents and other currents assets, respectively, were considered Level 1 and their carrying values approximated fair value. The Company did not have any financial assets or financial liabilities measured at fair value on a nonrecurring basis.

As of December 31, 2008, the Company has not applied the provisions of SFAS No. 157 to any nonfinancial assets and nonfinancial liabilities within the scope of FSP No. 157-2.

5. Inventories

Inventories consist of the following:

	December 31
	2008	2007
Work-in-process	$60,300	$165,825
Finished goods	219,797	617,462

	$280,097	$783,287

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

6. Property and Equipment

Property and equipment consist of the following:

	December 31
	2008	2007
Computer equipment	$205,997	$446,170
Equipment and machinery	605,374	325,784
Internal use software	71,087	52,043
Furniture and fixtures	137,516	115,005
Leasehold improvements	68,751	75,223
Automobiles	19,308	21,877

	1,108,033	1,036,102
Less: accumulated depreciation	(604,407)	(379,575)

Property and equipment, net	$503,626	$656,527

Depreciation expense was approximately $225,000 and $172,000 for the years ended December 31, 2008 and 2007, respectively.

7. Commitments and Contingencies

Leases

Operating Leases:

The Company leases its facilities under noncancelable leases that expire between March 2009 and August 2012, which have been accounted for as operating leases. In connection with one of the leases and as described more fully in Note 1, the Company provided an irrevocable standby letter of credit to its landlord, as amended, in the amount of $30,000 as of December 31, 2008, to secure its rent obligation ($40,000 as of December 31, 2007). Certain of the facility leases also contain escalation clauses calling for increased rents. The related rent expenses are recognized in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases, using the straight-line method over the term of the leases.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

7. Commitments and Contingencies (continued)

As of December 31, 2008, future minimum lease payments required under operating leases and related sublease income are presented below:

	Lease Commitment	Sublease Income	Net Lease Commitment
Years ending December 31,
2009	$450,451	$(46,811)	$403,640
2010	201,422	—	201,422
2011	207,465	—	207,465
2012	141,049	—	141,049
Thereafter	—	—	—

Future minimum lease payments	$1,000,387	$(46,811)	$953,576

Rent expense was approximately $511,000 and $417,000 for the years ended December 31, 2008 and 2007, respectively.

Contractual Commitment

Auvitek maintains a Purchase Agreement with Synopsys International Limited to license certain products during a two-year period that commenced in June 2008. This noncancelable agreement requires two separate payments of $150,000 each, in June 2008 and June 2009. The agreement requires the Company to place orders and take software products over two separate one-year terms that commenced in June 2008 with a specified minimum spending amount of $120,000 to be applied against the first $150,000 payment, within the first one-year term. Any amount not utilized under the minimum spending amounts within the first-and second-year terms will be expensed as it is not eligible to be carried forward or refunded; however, any amount not utilized over the first one-year $120,000 minimum spending amount is eligible to be carried forward to the second-year term under the terms of the agreement. As the Company does anticipate meeting the specified minimum spending amount for the first-year term, it is eligible to apply up to $30,000 of the first payment to the second one-year term, resulting in a minimum spending commitment of $180,000 to be applied to the second-year term.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

8. Convertible Notes Payable and Warrants

In September 2007, the Company obtained funding commitments from its existing investors of up to $4,000,000. Of this commitment, $2,500,000 was drawn by the Company in September 2007 with the remaining $1,500,000 balance drawn by the Company in April 2008 pursuant to a Series C loan and security agreement. These Series C convertible promissory notes payable are convertible into shares of the Company’s Series C Preference Shares at a conversion price of $2.80 per share. The draws on this funding commitment were executed through the issuance of Series C convertible promissory notes payable with a stated interest rate of 7% and maturity date to occur at the earlier of June 7, 2008, or upon the close of a qualified Series C Convertible Preference Shares financing. In conjunction with this funding commitment, warrants to purchase 357,139 shares of Series C convertible Preference Shares with an exercise price of $2.80 per share were issued. The number of warrants issued was determined by multiplying the original $4,000,000 funding commitment by 25% “coverage ratio” divided by $2.80 per share, as specified by the original funding agreement. As of December 31, 2008, none of these warrants had been exercised or expired. These warrants were fully vested upon issuance, nonforfeitable, immediately exercisable, and expire on September 11, 2014. The Company determined the fair value of the warrants using the Black-Scholes valuation model based on Series C convertible Preference Share fair value and warrant exercise price of $3.67 and $2.80 per share, respectively, a risk-free interest rate of 4.19%, an estimated volatility factor of 65%, zero dividend yield and an expected life of seven years. The fair value of these warrants was calculated to be approximately $934,000 or $2.62 per share. As the warrants issued effectively reduce the amount of proceeds allocated to the Series C convertible promissory notes payable, a “beneficial conversion feature” (BCF) exists, which is recorded as a debt discount. Refer to further discussion below regarding the accounting treatment for this BCF.

After considering the BCF of the convertible promissory notes issued pursuant to this agreement, the allocated fair value of these warrants was adjusted to approximately $677,000, based on allocation of the net proceeds from the issuance of Series C convertible promissory notes payable on a relative fair value basis between the debt instrument and the warrants, and was immediately expensed in 2007 given the warrants were fully vested and immediately exercisable.

In August 2008, there was a first amendment to the Series C loan and security agreement to extend the stated maturity date from June 7, 2008 to June 30, 2009, and to amend the conversion price of the Series C convertible promissory notes payable to $2.20 per share and the exercise price of the warrants to $2.20 per share. As a result of these changes, the Company remeasured the fair value of the warrants using the Black-Scholes valuation model based on Series C convertible Preference Share fair value and a warrant exercise price of $2.57 and $2.20 per share,

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

8. Convertible Notes Payable and Warrants (continued)

respectively, a risk-free interest rate of 3.36%, an estimated volatility factor of 75%, zero dividend yield, and an expected life of six years. Based on the Company’s calculation of the incremental fair value attributed to the warrant repricing, it immediately recognized an additional approximate $38,000 of interest expense in 2008. The Company remeasured the BCF including the change in exercise price of the warrants and no incremental debt discount was recorded. Refer to further discussion below regarding the accounting treatment for the remeasured BCF.

In October 2008, a second amendment to the Series C loan and security agreement was executed that resulted in issuance of 97,403 additional Series C convertible Preference Shares warrants, which increased the total Series C convertible Preference Shares warrants to 454,542 shares, all of which remained outstanding and unexpired as of December 31, 2008. The new number of warrants issued was determined by multiplying the original $4,000,000 funding commitment by 25% “coverage ratio” divided by the new denominator ($2.20 per share), as specified by the second amendment. The Company determined the fair value of the incremental warrants using the Black-Scholes valuation model based on a Series C convertible preference share fair value and an exercise price of $2.57 and $2.20 per share, respectively, a risk-free interest rate of 3.29%, an estimated volatility factor of 75%, zero dividend yield and an expected life of six years. The fair value of these warrants was calculated to be $1.80 per share, resulting in immediate recognition of interest expense of approximately $176,000 upon issuance in 2008 given the warrants were fully vested and immediately exercisable. The Company remeasured the BCF including the incremental issuance of warrants and no incremental debt discount was recorded. Refer to further discussion below regarding the accounting treatment for the remeasured BCF.

In August 2008, the Company entered into a second Series C loan and security agreement that included a funding commitment of $500,000. In conjunction with this, the Company issued convertible promissory notes with a stated interest rate of 7% and maturity date to occur at the earlier of June 30, 2009, or upon a qualified Series C convertible Preference Shares financing. These second Series C convertible promissory notes payable are convertible into shares of the Company’s Series C Preference Shares at a conversion price of $2.20 per share. In addition, the Company issued further Series C convertible Preference Shares warrants to purchase 113,635 shares of Series C convertible Preference Shares at $2.20 per share. The number of warrants issued was determined by multiplying the original $500,000 funding commitment by 50% “coverage ratio” divided by the $2.20 per share, as specified by the original funding agreement. These warrants were fully vested, nonforfeitable, immediately exercisable, and expire on August 8, 2015. The Company determined the fair value of the warrants using the Black-Scholes

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

8. Convertible Notes Payable and Warrants (continued)

valuation model based on a Series C convertible Preference Share fair value and an exercise price of $2.57 and $2.20 per share, respectively, a risk-free interest rate of 3.51%, an estimated volatility factor of 75%, zero dividend yield, and an expected life of seven years. The fair value of these warrants was calculated to be approximately $216,000 or $1.90 per share. As the warrants issued effectively reduce the amount of proceeds allocated to the Series C convertible promissory notes payable, a BCF exists. Refer to further discussion below regarding the accounting treatment for this BCF. After considering the BCF of the convertible promissory notes issued pursuant to this agreement, the allocated fair value of these warrants was adjusted to approximately $151,000, based on allocation of the net proceeds from the issuance of the second Series C convertible promissory notes payable on a relative fair value basis between the debt instrument and the warrants, and was immediately expensed in 2008 given the warrants were fully vested and immediately exercisable.

In October 2008, the Company executed an amendment to the second Series C loan and security agreement to include an additional funding commitment of $1,860,000. In conjunction with this amendment, the Company issued convertible promissory notes with a stated interest rate of 7% and maturity date to occur at the earlier of June 30, 2009, or upon a qualified Series C convertible Preference Shares financing, which are convertible into shares of the Company’s Series C Preference Shares at a conversion price of $2.20 per share. In addition, the Company issued further Series C convertible Preference Shares warrants to purchase 422,726 shares of Series C convertible Preference Shares at $2.20 per share. These warrants were fully vested, nonforfeitable, immediately exercisable, and expire on October 31, 2015. The new number of warrants issued was determined by multiplying the original $1,860,000 funding commitment by 50% “coverage ratio” divided by the $2.20 per share, as specified by the original funding agreement. The Company determined the fair value of the warrants using the Black-Scholes valuation model based on a Series C convertible Preference Share fair value and an exercise price of $2.57 and $2.20 per share, respectively, a risk-free interest rate of 3.29%, an estimated volatility factor of 75%, zero dividend yield, and an expected life of seven years. The fair value of these warrants was calculated to be approximately $801,000 or $1.90 per share. As the warrants issued effectively reduce the amount of proceeds allocated to the Series C convertible promissory notes payable, a BCF exists. Refer to further discussion below regarding the accounting treatment for this BCF. After considering the BCF of the convertible promissory notes issued pursuant to this agreement, the allocated fair value of these warrants was adjusted to approximately $556,000, based on allocation of the net proceeds from the issuance of these additional second Series C convertible promissory notes payable on a relative fair value basis between the debt instrument and the warrants, and was immediately expensed in 2008 given the warrants were fully vested and immediately exercisable.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

8. Convertible Notes Payable and Warrants (continued)

All rights, titles and interests of the Company have been granted as collateral to holders of the Series C convertible promissory notes payable issued under each of the Series C loan and security agreements discussed above. The collateralization rights and privileges granted to holders of the Series C convertible promissory notes payable issued in connection with the second Series C loan and security agreement, as amended, rank senior to the collateralization rights and privileges granted in connection with the first Series C loan and security agreement, as amended.

Upon any event of default, including but not limited to change in control, dissolution, liquidation or winding up of the Company, all outstanding convertible promissory notes payable by the Company shall automatically become immediately due and payable upon demand by the majority of the note-holders.

As of December 31, 2008, the aggregate carrying value of the Series C convertible promissory notes and related interest payable balances were $6,360,000 and $348,604, respectively. As of December 31, 2007, the aggregate carrying value of the Series C convertible promissory notes and interest payable balances were $2,500,000 and $54,444, respectively.

In May 2004 and December 2005, in conjunction with certain loan and security agreements, the Company issued warrants to purchase 109,375 shares of Series A convertible Preference Shares at $0.80 per share and 284,084 shares of Series B convertible Preference Shares at $2.20 per share, respectively, all of which remained outstanding at December 31, 2007 and 2008. These warrants were fully vested, nonforfeitable, immediately exercisable, and expire on May 14, 2011, and December 21, 2012, respectively. The value attributed to these Series A and Series B warrants was immediately expensed upon issuance given the warrants were fully vested and immediately exercisable.

Beneficial Conversion Features

Each of the Series C convertible promissory notes issued in 2007 and 2008 is convertible into Series C convertible Preference Shares with a fair value greater than the allocated net fair value of the debt, resulting in a beneficial conversion feature (BCF). In accordance with Emerging Issues Task Force Issue No. 98-5 (EITF No. 98-5), Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and Emerging Issues Task Force Issue No. 00-27 (EITF No. 00-27), Application of Issue No. 98-5 to Certain Convertible Instruments, was issued to provide further guidance as to the implementation of

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

8. Convertible Notes Payable and Warrants (continued)

98-5, the Company calculated the beneficial conversion feature and recorded a discount to the Series C convertible promissory notes payable, which is accreted as additional interest expense on a straight-line basis over the term of the notes.

The Company remeasured the BCF upon change in exercise price of warrants issued under the first Series C loan from $2.80 to $2.20 per share in August 2008 and additional issuance of 97,403 shares of warrants in October 2008. The remeasured BCFs resulting from these changes were less than the initially measured BCF, which was fully amortized and expensed as of April 2008. In accordance with EITF No. 00-27, the excess amortization charge for the initially measured BCF was not reversed.

The discount recorded on the Series C convertible promissory notes payable was $687,399, $78,094, $150,852 and $569,709 for the notes issued in September 2007, April, August and October 2008, respectively. Additional interest expense recognized related to the amortization of the beneficial conversion feature was $709,167 and $267,322 during the years ended December 31, 2008 and 2007, respectively. The following table presents a reconciliation of the Series C convertible promissory notes balances outstanding as of December 31, 2008 and 2007:

	2008 Notes	2007 Notes	Total
Convertible notes issued in 2007	$—	$2,500,000	$2,500,000
BCF discount	—	(687,399)	(687,399)
2007 amortization of BCF discount	—	267,322	267,322

Convertible notes outstanding at December 31, 2007, net of unamortized BCF discount	—	2,079,923	2,079,923

Convertible notes issued in 2008	3,860,000	—	3,860,000
BCF discount	(798,655)	—	(798,655)
2008 amortization of BCF discount	289,090	420,077	709,167

Convertible notes outstanding at December 31, 2008, net of unamortized BCF discount	$3,350,435	$2,500,000	$5,850,435

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

9. Convertible Preference Shares

As of December 31, 2008, convertible Preference Shares consist of the following:

	Authorized Shares	Shares Outstanding	Original Issue Price	Liquidation Preference Value
Series A	5,109,375	5,000,000	$0.80	$8,000,000
Series B	4,500,000	4,099,081	$2.20	13,526,967
Series C	4,500,000	—	$2.20	—

	14,109,375	9,099,081		$21,526,967

The rights, preferences, privileges and restrictions for the Series A, B and C convertible Preference Shares are as follows:

Dividend Rights

Holders of Series A, Series B or Series C convertible Preference Shares shall be entitled to receive preferential dividends payable on the preference shares, when, as and if declared by the Board of Directors, but only out of funds that are legally available, at an annual rate equal to 8% of the Original Issue Price on each outstanding preference shares, calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue on a daily basis. To date, no dividends have been declared or paid by the Company.

Conversion Rights

Automatic conversion of Series B and Series C convertible Preference Shares shall occur on the earlier of (i) the date of the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (a “Qualifying IPO”, as defined in the Company’s Amended and Restated Memorandum and Articles of Association (Articles of Association) or (ii) the date upon which the holders of a majority of the series of preference shares approve a resolution to convert their preference shares into ordinary shares on a one-to-one ratio; the converted number of ordinary shares to be obtained by dividing the Original Issue Price of the series of preference shares by the then effective Conversion Price as adjusted pursuant to any dividend, subdivision, combination or reclassification of ordinary shares as well as adjustment for certain anti-dilution provisions.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

9. Convertible Preference Shares (continued)

Series A shall automatically convert into ordinary shares on the earlier of (i) the date of the closing of a Qualifying IPO, or (ii) an Organic Transaction (Change in Control) in which the Fair Market Value of the aggregate consideration to be received by the holders of all shares is at least US $30 million, or (iii) the date upon which holders of a Required Series A Majority approve a resolution to convert into ordinary shares on a one-to-one ratio; the converted number of ordinary shares to be obtained by dividing the Original Issue Price of the series of preference shares by the then effective Conversion Price as adjusted pursuant to any dividend, subdivision, combination or reclassification of ordinary shares as well as adjustment for certain anti-dilution provisions.

If there occurs any capital reorganization or any reclassification of the ordinary shares, the consolidation or merger of the Company with or into another person (other than a merger or consolidation of the Company in which the Company is the continuing entity and which does not result in any reclassification or change of outstanding ordinary shares or preference shares) or the sale, transfer or other disposition of all or substantially all of the assets of the Company to another person, in each case other than pursuant to an Organic Transaction, then each preference shares shall thereafter be convertible into the same kind and amounts of securities (including Shares) or other assets, or both, which were issuable or distributable to holders of outstanding ordinary shares upon such events, in respect to that number of ordinary shares into which such preference shares might have been converted immediately prior to such event.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up either voluntary or involuntary, including an Organic Transaction, holders of Series C convertible Preference Shares shall be entitled to paid out of the assets of the Company available for distribution, before any distribution of assets to Series B convertible Preference Shares, Series A convertible Preference Shares or ordinary shares, an amount equal to 1.5 times the Original Issue Price (the Series C Liquidation Preference) of each Series C convertible Preference Share. If the assets available for distribution to holders of Series C convertible Preference Shares are not sufficient to pay the Series C Liquidation Preference, the available assets shall be distributed to holders of the Series C convertible Preference Shares pro-rated based on the number of shares held.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

9. Convertible Preference Shares (continued)

Holders of Series B convertible Preference Shares shall be entitled to receive out of the assets of the Company available for distribution after paying the Series C Liquidation Preference and before any distribution of assets to holders of Series A convertible Preference Shares or the ordinary shares, an amount equal to 1.5 times the Original Issue Price (the Series B Liquidation Preference) of each Series B convertible Preference Share. If the assets available for distribution to holders of Series B convertible Preference Shares are not sufficient to pay the Series B Liquidation Preference, the available assets shall be distributed to holders of Series B convertible Preference Shares pro-rated based on the number of shares held.

Holders of Series A convertible Preference Shares shall be entitled to receive out of the assets of the Company available for distribution after paying the Series C and Series B Liquidation Preference and before any distribution of assets to holders of ordinary shares, an amount equal to 2 times the Original Issue Price (the Series A Liquidation Preference) of each Series A convertible Preference Shares. If the assets available for distribution to holders of Series A convertible Preference Shares are not sufficient to pay the Series A Liquidation Preference, the available assets shall be distributed to holders of Series A convertible Preference Shares pro-rated based on the number of shares held.

In the event that the Liquidation Preference is paid in full to the holders of the Series C, Series B and Series A convertible Preference Shares, the balance of the assets of the Company available for distribution shall be distributed on a pari passu basis between the holders of the ordinary shares, Series A, Series B and Series C convertible Preference Shares, the preference shares being treated for these purposes on an “as-converted basis.”

Voting Rights

Each share of preference shares shall entitle the holder thereof to vote, in person or by proxy, on all matters voted on by holders of ordinary shares voting together as a single class with the holders of the ordinary shares and with holders of all other shares entitled to vote on an as-if-converted basis. In addition, certain provisions, such as authorizing, issuing, or reclassifying any shares; increasing or decreasing the authorized number of directors constituting the Board of Directors; entering into merger, consolidation, acquisition, or any agreements in which control of the Company is transferred; redeeming, repurchasing, or declaring a dividend with regard to any security of the Company, as referred in the Company’s Articles of Association, requires prior consent in writing of a Required Majority of Series A, Series B or Series C convertible Preference Shares.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

9. Convertible Preference Shares (continued)

Antidilution Provision

The preference shares are subject to proportional adjustments in the event of share split, share dividends, or any event, which creates a dilution or increase in the value of the ordinary shares. In the event of the dilutive issuance, the number of ordinary shares to which the holders of preference shares shall be entitled to convert, their preference shares shall be adjusted as per the Company’s Articles of Association.

10. Shareholders’ Deficit

Stock Options

The 2004 Equity Incentive Plan (the Plan) was adopted on March 31, 2004, and provides for the issuance of stock options. Stock options granted under the Plan may be incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the ordinary shares on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and in the case of incentive stock options, the option term shall not be more than five years after the date of grant. Options may be granted with vesting terms as determined by the Board of Directors and generally vest over a period of four years. Except as noted above, options expire no more than ten years after the date of grant, or earlier, upon termination of optionee’s Continuous Service Status, as defined in the Plan.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Deficit (continued)

Ordinary share options may include an early exercise provision. Any unvested shares are subject to repurchase by the Company in the event of termination of the purchaser’s Continuous Service Status at the original purchase price, adjusted for any stock splits, stock dividends and the like. This right of repurchase will lapse with respect to the option shares vested by each optionee in accordance with the Vesting/Exercise Schedule set forth in the optionee’s Notice of Stock Option Grant. Subject to certain provisions, the exercise price of ordinary share options may be satisfied by payment of cash or check, cancellation of indebtedness or surrender of the other ordinary shares of the Company held by the optionee. At December 31, 2008 and 2007, there were 41,500 and 83,000 shares of ordinary shares acquired for cash through the early exercise of options that are subject to the Company’s right of repurchase, which is recorded as a liability in the amount of $2,000 and $3,000, as of December 31, 2008 and 2007, respectively.

Option activity under this Plan is as follows:

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price Per Share
Balance at December 31, 2006	672,030	1,182,127	$0.19
Additional shares reserved	1,010,000
Options granted	(1,574,133)	1,574,133	$0.27
Options exercised	—	(29,124)	$0.22
Options canceled	106,876	(106,876)	$0.22

Balance at December 31, 2007	214,773	2,620,260	$0.23
Options granted	(3,000)	3,000	$0.28
Options exercised	—	(6,833)	$0.22
Options canceled	511,037	(511,037)	$0.24

Balance at December 31, 2008	722,810	2,105,390	$0.23

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Deficit (continued)

Additional information related to the status of options at December 31, 2008, is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding	2,105,390	$0.23	8.23
Vested and expected to vest	2,047,746	$0.23	8.22
Exercisable	952,511	$0.21	7.93

The Board of Directors deemed the market value of the stock to be $0.05 and $0.21 per share at December 31, 2008 and 2007, respectively. The intrinsic value of options exercised during 2008 and 2007 was insignificant.

The following table summarizes information about the stock options outstanding at December 31, 2008:

	Options Outstanding
Exercise Prices	Number of Options Outstanding	Weighted- Average Remaining Contractual Life	Number of Options Exercisable
$0.04	185,000	6.54	167,812
$0.22	929,627	7.92	499,899
$0.28	990,763	8.83	284,800

	2,105,390	8.23	952,511

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Deficit (continued)

On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, using the prospective method (see Note 1). SFAS No. 123(R) establishes accounting for share-based awards exchanged for employee services. Accordingly, for share-based awards issued subsequent to December 31, 2005, share-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. The Company estimates the fair value of its share-based awards utilizing the Black-Scholes option pricing model.

The Company adopted the fair value recognition provisions of SFAS No. 123(R) using the prospective-transition method. Under this transition method, share-based compensation cost recognized during the fiscal year ended 2006 includes compensation cost for all share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The fair value measurement and recognition provisions of SFAS No. 123(R) do no apply to awards that were granted prior to the effective date of SFAS No. 123(R) under the prospective-transition method. Any compensation cost for unvested awards outstanding as of the effective date continue to be accounted for based on their intrinsic value prescribed by APBO No. 25 as allowed under the prospective method.

Compensation expense calculated under SFAS No. 123(R) relies on the fair value of the Company’s ordinary shares as determined by the Company’s Board of Directors and assumptions such as volatility, expected term, expected forfeitures, interest rates and other factors to determine the fair value of share-based payments. Changes in the market value of the ordinary shares, the underlying assumptions in the calculations, the number of options granted or the terms of such options, the treatment of tax benefits and other changes may result in significant differences in the amounts or timing of the compensation expense recognized.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Deficit (continued)

The weighted-average fair value of employee stock options granted during 2008 and 2007 was estimated to be $0.19 and $0.17 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31
	2008	2007
Risk-free interest rate	3.17%	4.18%
Expected life (years)	6.02	6.03
Estimated volatility factor	0.75	0.65
Expected dividends	—	—
Prevesting forfeitures	5%	5%

Risk-Free Interest Rate - The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury constant maturity securities with the same or substantially equivalent remaining term.

Expected Life - The Company’s expected life represents the period that its share-based awards are expected to be outstanding. As the Company has limited historical exercise data or alternative information to reasonably estimate an expected term assumption, it has elected to use the “shortcut approach” in accordance with SEC Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment, and SAB No. 110, Simplified Method for Plain Vanilla Share Options, to develop the expected life. This approach is allowed where a company has a lack of sufficient historic data of exercise behavior, the options to be valued are considered “plain vanilla” and no awards have been issued with a market condition. Under this approach, the expected life is presumed to be the mid-point between the vesting date and the contractual end of the option grant.

Estimated Volatility Factor - As there is no public trading of the Company’s shares, the Company calculated volatility based upon the trading history and implied volatility of the ordinary shares of representative public companies in determining an estimated volatility factor when using the Black-Scholes option-pricing formula to determine the fair value of options granted.

Expected Dividends - The Company has not declared dividends nor does it expect to in the foreseeable future. Therefore, a zero value was assumed for the expected dividends factor used in the Black-Scholes option-pricing formula used to determine the fair value of options granted.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Deficit (continued)

Estimated Forfeitures - When estimating forfeitures, the Company considered its historical voluntary and involuntary termination behavior as well as analysis of actual option forfeitures.

At December 31, 2008 and 2007, none of employee share-based compensation expense has been capitalized as inventory as the amounts were insignificant. Employee share-based compensation expense recognized in the consolidated statement of operations during the years ended December 31, 2008 and 2007, related to stock option and restricted stock awards to employees was as follows:

	2008	2007
Research and development	$22,496	$6,545
Sales, general, and administrative	65,410	44,657

	$87,906	$51,202

The Company is not currently able to realize income tax benefits related to stock compensation expense.

At December 31, 2008 and 2007, the unrecorded aggregate share-based compensation balance remaining to be amortized related to stock options was approximately $219,000 and $316,000, respectively, and that amount will be recognized over an estimated weighted-average amortization period of 2.31 and 3.29 years, respectively.

Reserved Shares

At December 31, 2008 and 2007, ordinary shares reserved for future issuance were as follows:

	2008	2007
Series A convertible Preference Shares	5,109,375	5,109,375
Series B convertible Preference Shares	4,500,000	4,500,000
2004 Equity Incentive Plan	2,828,200	2,835,033
For future issuance of Series C convertible Preference Shares	4,500,000	2,025,000

	16,937,575	14,469,408

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

10. Shareholders’ Deficit (continued)

Options Granted to Nonemployees

The Company grants options to purchase shares of ordinary shares to individuals who are not employees in exchange for past and future services. These options vest over periods ranging from 0 to 48 months. Options granted to nonemployees are accounted for in accordance with SFAS No. 123(R) and EITF No. 96-18, The fair value of options issued to nonemployees is periodically remeasured as the underlying options vest and is being expensed over the vesting period of the options. The Company revalues these options over the remaining contractual life using a Black-Scholes valuation model. There were no option grants to nonemployees in 2007 and 2008 and expense recognized during the years ended December 31, 2007 and 2008, related to options issued to nonemployees was insignificant.

11. Income Taxes

The Cayman Islands does not impose corporate income taxes. Consequently, income taxes have been provided based on the laws and rates in effect in the countries in which operations are conducted, or in which the Company or its subsidiaries are considered resident for income tax purposes.

The components of loss before taxes consisted of the following:

	Year Ended December 31
	2008	2007
United States	$217,422	$184,812
International	(6,891,083)	(6,121,340)

Loss before taxes	$(6,673,661)	$(5,936,528)

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

11. Income Taxes (continued)

The income tax provision consisted of the following:

	2008	2007
Current:
United States	$56,719	$120,710
Non-U.S	30,390	20,792
State	16,855	36,487

Deferred:
United States	13,077	(18,529)
State	2,244	(2,968)

Income tax provision	$119,285	$156,493

The income tax provision differs from the expected tax provision computed by applying the zero tax rate in the Cayman Islands primarily due to differing tax rates in the United States and the Company’s other foreign jurisdictions, inclusion of potential penalties and interest in the income tax provision, and changes in the valuation allowance.

Significant components of the Company’s net deferred tax assets are as follows:

	2008	2007
Accruals and reserves	$47,422	$59,344
Depreciation and amortization	(21,776)	(15,528)
Net operating losses	72,366	67,200
Other	31,282	32,412

	129,294	143,428
Valuation allowance	(106,734)	(105,547)

Total net deferred tax assets	$22,560	$37,881

During the years ended December 31, 2008 and 2007, the Company recorded an income tax expense of $119,285 and $156,493, respectively. In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative losses, and its forecast of future taxable income. The Company recognizes the tax benefit from deferred tax assets only to the extent such tax benefits are realizable. During the years ended December 31, 2008 and 2007, Auvitek provided a

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

11. Income Taxes (continued)

valuation allowance against all of its long-term deferred tax assets because it could not conclude that the deferred tax assets were more likely than not to be realized in the foreseeable future. The change in the valuation allowance for the years ended December 31, 2008 and 2007, was $1,187 and $58,857, respectively. As of December 31, 2008, the Company has foreign net operating loss carryforwards of $413,519 which have an indefinite carryforward period.

The majority of the income taxes payable balance represents accruals for potential liabilities on certain transfer pricing exposures related the Company’s international operations, as determined in accordance with SFAS No. 5.

The Company does not provide for U.S. federal withholding taxes or any foreign withholding taxes on the undistributed earnings of all of the non-Cayman subsidiaries as of December 31, 2008 and 2007, because these earnings are intended to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to certain withholding taxes from various jurisdictions in which it operates.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

12. Retirement Savings Plan

The Company maintains a 401(k) retirement savings plan (the Savings Plan) for its permanent employees. Each participant in the Savings Plan may elect to contribute a percentage of his or her annual compensation to the Savings Plan, up to a specified maximum amount per year. The Company, at its discretion, may make contributions to the Savings Plan. Benefits payable under the Savings Plan are limited to Company and employee contributions and earnings thereon. The Company made no contributions to the Savings Plan during any of the periods presented.

13. Related Parties

The Company pays monthly fees for office space and office administrative support provided by a company in which a director of the Company has an interest. Fees paid in 2008 and 2007 were approximately $48,000 and $32,000, respectively. The related balances payable were approximately $33,000 and $8,000 at December 31, 2008 and 2007, respectively.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

14. Subsequent Events

Convertible Notes Payable and Warrants

In February 2009, the Company obtained additional funding commitments of $2,500,000 from various shareholders under a third Series C loan and security agreement. Of this commitment, $2,377,514 was drawn by the Company on February 18, 2009, through the issuance of Series C convertible promissory notes payable with a conversion price of $2.20 per share, stated interest rate of 7% and maturity date of September 30, 2009. All rights, titles and interests of the Company have been granted to the holders of these notes as collateral security. In connection with this agreement, 2,161,376 warrants to purchase Series C convertible Preference Shares at $2.20 per share were issued. The number of warrants issued was determined based on a “coverage ratio” computed as 200% of the $2,377,514 funding divided by $2.20 per share, as specified by the funding agreement. The warrants were immediately vested and exercisable upon issuance.

In conjunction with the execution of the third Series C loan and security agreement, the Company amended its Articles of Association to increase its authorized ordinary shares from 22,000,000 to 26,000,000 shares which increased the designated Series C convertible Preference Shares from 4,500,000 to 8,000,000 shares and also agreed to pay the interest accrued on outstanding promissory notes payable in March 2009. In addition, 2,187,500 Series A convertible Preference Shares and 480,607 Series B convertible Preference Shares were converted into ordinary shares.

Extension of Series C Convertible Promissory Notes Maturity Date

In March 2009, the maturity date of the convertible promissory notes payable outstanding at December 31, 2008, was extended from June 30, 2009 to September 30, 2009.

Option Grants

In February 2009, the Company approved amendments to the 175,000 outstanding options held by two directors. Under the new amendments, the options shall automatically be exercised only upon the first to occur of the cessation of service on the Board, a change in control, or the day before the expiration date of these options. Upon exercise of these options and payment of the respective exercise prices, the holder of these options will be entitled to the greater in value of the ordinary shares or the amount of Series B convertible Preference Shares and Series C convertible Preference Shares.

Auvitek International Ltd.

Notes to Consolidated Financial Statements (continued)

14. Subsequent Events (continued)

Potential Merger

The Company entered into a Non-Binding Term Sheet dated May 5, 2009, (“the Term Sheet”) to be acquired by Microtune, Inc. (Microtune), a public company with its shares listed on the NASDAQ Global Market. Microtune designs and markets radio frequency integrated circuits and subsystem module solutions for the cable, automotive entertainment electronics and digital television markets. Based on terms set forth in the Term Sheet, Microtune would acquire all outstanding equity of the Company for a purchase price consisting of 1,000,000 shares of Microtune common stock, approximately $6.5 million of cash consideration, and an earn-out payment based on Auvitek’s target revenue and gross margin during the period from July 2009 to June 2010. The cash consideration would be subject to adjustment based on the Company’s working capital, cash and cash equivalents and long-term debt balances at the closing date, as well as direct transaction expenses incurred by the Company and certain other operating expense items.

The Term Sheet’s stated expiration date was May 6, 2009, however, it was subsequently extended through June 30, 2009 and the Company and Microtune continue their negotiation with the objective of entering into a definitive agreement to merge the two companies. The consummation of a merger, if any, would be subject to approval by the Company’s shareholders, regulatory approvals and certain other routine closing conditions. It is currently anticipated if a definitive agreement can be reached and the merger is approved by the Company’s shareholders, the closing conditions are met and regulatory approval is granted, the transaction would close in the third or fourth quarter of fiscal 2009.